Exhibit 21.1

                      Subsidiaries of RT INDUSTRIES, Inc.

Name                                       Jurisdiction of Incorporation
----                                       -----------------------------

Ultra Brake Corporation                    Florida

Ultratech of South Florida, Inc.           Florida

Roinco Worldwide, Inc.                     New York

RT Friction, Inc.                          Missouri